Exhibit 2.7

EXECUTION COPY

VOTING AGREEMENT

BY AND AMONG

CVS CAREMARK CORPORATION

AND

THE SHAREHOLDERS PARTY HERETO

DATED AS OF DECEMBER 30, 2010

TABLE OF CONTENTS

Page

ARTICLE I	GENERAL	1
1.1.	Defined Terms	1
ARTICLE II	VOTING	2
2.1.	Agreement to Vote	2
2.2.	No Inconsistent Agreements	3
ARTICLE III	REPRESENTATIONS AND WARRANTIES	4
3.1.	Representations and Warranties of the Shareholders	4
ARTICLE IV	OTHER COVENANTS	5
4.1.	Prohibition on Transfers	5
4.2.	Stock Dividends, etc	6
4.3.	No Solicitation	6
4.4.	Conversion of Preferred Stock	6
4.5.	Stockholders Agreement	6
4.6.	Further Assurances	6
ARTICLE V	MISCELLANEOUS	7
5.1.	Termination	7
5.2.	No Ownership Interest	7
5.3.	Fees and Expenses	7
5.4.	Notices	7
5.5.	Interpretation	8
5.6.	Counterparts; Effectiveness	9
5.7.	Entire Agreement	9
5.8.	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial	9
5.9.	Amendment; Waiver	10
5.10.	Remedies	10
5.11.	Severability	11
5.12.	Successors and Assigns; Third Party Beneficiaries	11
5.13.	Rules of Construction	11
5.14.	Shareholder Capacity	11

INDEX OF DEFINED TERMS

Term	Section
Agreement	Preamble
Beneficial Ownership	1.1
Beneficially Own	1.1
Beneficially Owned	1.1
Common Stock	Recitals
Company	Recitals
control	1.1
controlled by	1.1
Covered Shares	1.1
Existing Shares	1.1
Merger	Recitals
Merger Agreement	Recitals
Merger Sub	Recitals
Parent	Preamble
Preferred Stock	Recitals
Shareholder	Preamble
Transfer	1.1
under common control with	1.1

VOTING AGREEMENT

VOTING AGREEMENT, dated as of December 30, 2010 (this “Agreement”), by and among CVS CAREMARK CORPORATION, a Delaware corporation (“Parent”), and Richard A. Barasch (the “Shareholder”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, Parent, ULYSSES MERGER SUB, L.L.C., a New York limited liability company and a direct or indirect wholly-owned subsidiary of Parent (“Merger Sub”), and UNIVERSAL AMERICAN CORP., a New York corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date of this Agreement (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”);

WHEREAS, as of the date of this Agreement, the Shareholder is the Beneficial Owner of (i) the number of outstanding shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), set forth opposite the Shareholder’s name on Schedule 1 hereto, all of which shares such Shareholder controls the right to vote and (ii) the number of outstanding shares of Series A Preferred Stock, par value $1.00 per share, of the Company (the “Preferred Stock”), set forth opposite the Shareholder’s name on Schedule 1 hereto and (iii) options to purchase an aggregate of 704,042 shares of Common Stock (the “Options”);

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent has required that the Shareholder agrees, and the Shareholder has agreed, to enter into this Agreement and abide by the covenants and obligations set forth herein, including with respect to the Covered Shares (as hereinafter defined) .

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

GENERAL

1.1.           Defined Terms.  The following capitalized terms, as used in this Agreement, shall have the meanings set forth below.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act.  The terms “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.

“control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Covered Shares” means, the  Existing Shares Beneficially Owned by the Shareholder, together with the Options and any other shares of Common Stock or other voting capital stock of the Company and any securities convertible into or exercisable or exchangeable for shares of Common Stock or other voting capital stock of the Company, in each case that the Shareholder acquires Beneficial Ownership of on or after the date of this Agreement.

“Existing Shares” means, the number of shares of Common Stock and Preferred Stock set forth opposite the Shareholder’s name on Schedule 1 hereto.

“Permitted Transfer” means a Transfer by the Shareholder (or an Affiliate thereof) to an Affiliate of the Shareholder, provided that such transferee Affiliate agrees in writing to assume all of such transferring Shareholder’s obligations hereunder in respect of the securities subject to such Transfer and to be bound by, and comply with, the terms of this Agreement, with respect to the Covered Shares subject to such Transfer, to the same extent as such transferring Shareholder is bound hereunder.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

ARTICLE II

VOTING

2.1.           Agreement to Vote.  The Shareholder hereby agrees that during the term of this Agreement, at the Company Shareholders Meeting and at any other meeting of the shareholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any written consent of the shareholders of the Company, it shall, in each case to the extent that the Covered Shares are entitled to vote thereon or consent thereto:

(a)           appear at each such meeting or otherwise cause the Covered Shares as to which the Shareholder controls the right to vote to be counted as present thereat for purposes of calculating a quorum; and

(b)           vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares (i) in favor of the adoption of the Merger Agreement, (ii) in favor of any related proposal in furtherance of the Merger and the transactions contemplated by the Merger Agreement and the Split-Off Agreements; (iii) against any action or agreement that would result in a breach of any material covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or the Split-Off Agreements, or of the Shareholder contained in this Agreement; and (iv) against any Takeover Proposal; provided that if, in response to a Superior Proposal received by the Company Board after the date of this Agreement, the Company Board makes a Company Adverse Recommendation Change in accordance with Section 5.4(d) of the Merger Agreement, the number of Shareholder’s Covered Shares (which are entitled to so vote or consent) that are subject to this Section 2.1 shall be reduced (on a pro rata basis with each other shareholder of the Company who executed a similar voting agreement in connection with the Merger and the transactions contemplated by the Merger Agreement and the Split-Off Agreements (the “Other Voting Agreements”)) to the extent necessary in order that the aggregate number of Covered Shares subject to this Section 2.1 together with all other shares of Common Stock (or other securities of the Company entitled to so vote or consent) subject to the Other Voting Agreements represents no more than 45% of the Common Stock (and any other voting securities of the Company) outstanding at the time of such vote or written consent and entitled to so vote or consent; and provided further, that Section 2.1 shall not require the Shareholder to vote or consent (or cause any Affiliate to vote or consent) in favor of the Merger Agreement or any of the transactions contemplated thereby, to the extent that the Merger Agreement or any Split-Off Agreement (i) has been amended or waived to reduce the Per Share Merger Consideration or the Closing Consideration or (ii) has been amended or waived in a manner that is materially adverse, when considered in the aggregate together with other waivers or amendments, to the shareholders of the Company.

(c)           Notwithstanding the foregoing, the Shareholder shall remain free to vote (or execute consents or proxies with respect to) the Covered Shares with respect to any matter not covered by this Section 2.1 in any manner the Shareholder deems appropriate, provided that such vote (or execution of consents or proxies with respect thereto) would not reasonably be expected to adversely affect, or prevent or delay the consummation of, the transactions contemplated by the Merger Agreement or the Split-Off Agreements.

2.2.           No Inconsistent Agreements.  The Shareholder hereby, represents, covenants and agrees that, except for this Agreement and the Stockholders Agreement, the Shareholder (a) has not entered into, and shall not enter into at any time while this

Agreement remains in effect, any voting agreement, voting trust or similar agreement with respect to any of the Covered Shares, (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to any of the Covered Shares (other than as contemplated by Section 2.1 hereof) and (c) has not taken and shall not knowingly take any action that would constitute a breach hereof, make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling the Shareholder from performing any of its obligations under this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1.           Representations and Warranties of the Shareholders.  The Shareholder represents and warrants to Parent as follows:

(a)           Organization; Authorization; Validity of Agreement; Necessary Action.  It is duly organized, validly existing and in good standing under the Law of its jurisdiction of organization.  It has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement.  The execution and delivery by the Shareholder of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated by this Agreement have been duly and validly authorized by the Shareholder and no other actions or proceedings on the part of the Shareholder or any shareholder or equity holder thereof or any other Person are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by the Shareholder and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding agreement of the Shareholder enforceable against it in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

(b)           Ownership.  The Shareholder’s Existing Shares are, and all of the Covered Shares Beneficially Owned by the Shareholder from the date of this Agreement through and on the Closing Date will be, Beneficially Owned by the Shareholder except to the extent such Covered Shares are Transferred after the date of this Agreement pursuant to a Permitted Transfer.  The Shareholder is the Beneficial Owner of the Shareholder’s Existing Shares, free and clear of any Liens, other than (i) any Liens pursuant to the Stockholders Agreement and this Agreement and transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States and (ii) any lien granted in connection with a general pledge of Covered Shares to the Shareholder’s prime broker, which does and will not affect the Shareholder’s Beneficial Ownership of the Covered Shares.  As of the date of this Agreement, the Shareholder’s Existing Shares constitute all of the shares of

Common Stock and Preferred Stock Beneficially Owned or owned of record by the Shareholder.  Except to the extent Covered Shares are Transferred after the date of this Agreement pursuant to a Permitted Transfer, the Shareholder is the sole Beneficial Owner and has and will have at all times through the Closing Date sole Beneficial Ownership, sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article II hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shareholder’s Existing Shares and with respect to all of the Covered Shares Beneficially Owned by the Shareholder at all times through the Closing Date.

(c)           Non-Contravention.  The execution, delivery and performance of this Agreement by the Shareholder do not and will not (i) contravene or conflict with, or result in any violation or breach of, any provision of the certificate of incorporation, bylaws or other comparable governing documents, as applicable, of the Shareholder, (ii) contravene or conflict with, or result in any violation or breach of, any Law applicable to the Shareholder or by which any of its assets or properties is bound, (iii) result in any violation, termination, cancellation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder is a party or by which it or any of its assets or properties is bound or (iv) result in the creation of any Liens upon any of the assets or properties of the Shareholder, except for any of the foregoing as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of the Shareholder to perform its obligations hereunder or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(d)           Consents and Approvals.  The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of its obligations under this Agreement and the consummation by it of the transactions contemplated by this Agreement will not, require the Shareholder to obtain any consent, approval, authorization or permit of any Governmental Authority.

ARTICLE IV

OTHER COVENANTS

4.1.           Prohibition on Transfers.  During the term of this Agreement, the Shareholder agrees not to Transfer any of the Covered Shares, Beneficial Ownership thereof or any other interest therein unless such Transfer is a Permitted Transfer; provided, that, not withstanding the foregoing, the Shareholder shall be permitted to Transfer up to 15,000 Covered Shares to any bona fide charitable foundation or similar charitable organization..

4.2.           Stock Dividends, etc.  In the event of a reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or if any stock dividend or stock distribution is declared, in each case affecting the Covered Shares, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities of the Company into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

4.3.           No Solicitation.  The Shareholder hereby agrees that during the term of this Agreement, it shall not, and shall not permit any of its Affiliates or Representatives, directly or indirectly, to: (a) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information or providing access to its properties, books, records or personnel) any inquiries regarding, or the making of any proposal or offer with respect to a Takeover Proposal or (b) have any discussions (other than to state that the Shareholder is not permitted to have such discussions) or participate in any negotiations regarding a Takeover Proposal, or execute or enter into any Contract with respect to a Takeover Proposal, or approve or recommend a Takeover Proposal or any agreement, understanding or arrangement relating to a Takeover Proposal; provided, however, that, notwithstanding any other provision of this Agreement to the contrary, the Shareholder may, and may authorize and permit any of its Affiliates and Representatives to, take any actions to the extent the Company is permitted to take such actions under Section 5.4 of the Merger Agreement, including providing non-public information to, and participating in discussions or negotiations with, any Person if at such time the Shareholder or any of its Affiliates has been notified by the Company that the Company is permitted to take such actions in accordance with Section 5.4 of the Merger Agreement.  The Shareholder hereby agrees immediately to cease and cause to be terminated all discussions or negotiations with any Person conducted heretofore with any Person other than Parent with respect to any Takeover Proposal.

4.4.           Conversion of Preferred Stock.  The Shareholder hereby acknowledges, agrees and consents that, to the extent any Preferred Shares are not converted into shares of Common Stock prior to the Effective Time, each such share of Preferred Stock shall be converted at the Effective Time into the right to receive an amount equal to the Closing Consideration for each share of Common Stock issuable upon conversion of such shares of Preferred Stock immediately prior to the Effective Time in accordance with Section 2.1(d) of the Merger Agreement.  The Shareholder agrees to execute such documents as are reasonably necessary in connection with such conversion.  Notwithstanding the foregoing or anything else contained in the Agreement, nothing in this Agreement shall require the Shareholder or any of its Affiliates to convert or exchange any shares of preferred stock (including the Preferred Stock) or any options (including the Options)  Beneficially Owned by the Shareholder or its Affiliates prior to the Effective Time.

4.5.           Stockholders Agreement.  The Shareholder shall take all action necessary on its part to terminate, effective at the Effective Time, the Stockholders Agreement.

4.6.           Further Assurances.  During the term of this Agreement, from time to time, at Parent’s request and without further consideration, the Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to effect the actions and consummate the transactions contemplated by this Agreement.  Without limiting the foregoing, the Shareholder hereby authorizes

Parent to publish and disclose in the Proxy Statement and in any other announcement or disclosure required by the SEC the Shareholder’s identity and ownership of the Covered Shares and the nature of the Shareholder’s obligations under this Agreement; provided, that in advance of any such announcement or disclosure, the Shareholder shall be afforded a reasonable opportunity to review and approve (not to be unreasonably withheld or delayed) such announcement or disclosure.  Except as otherwise required by applicable Law or listing agreement with a national securities exchange or a Governmental Authority, Parent will not make any other disclosures regarding the Shareholder in any press release or otherwise without the prior written consent of the Shareholder (not to be unreasonably withheld or delayed).

ARTICLE V

MISCELLANEOUS

5.1.           Termination.  This Agreement and all obligations of the parties hereunder shall automatically terminate on the earliest to occur of (i) the Effective Time and (ii) the date of termination of the Merger Agreement in accordance with its terms, and after the occurrence of any such applicable event this Agreement shall terminate and be of no further force; provided, however, the provisions of this Section 5.1 and Sections 5.3 through 5.14 shall survive any termination of this Agreement.

5.2.           No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares.  All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Shareholders, and Parent shall have no authority to direct the Shareholders in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

5.3.           Fees and Expenses.  All costs and expenses (including, without limitation, all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses.

5.4.           Notices.  All notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a party as shall be specified by like notice):

(a)           if to Parent to:

CVS Caremark Corporation
1 CVS Drive
Woonsocket, Rhode Island 02895
Attention:	Douglas Sgarro
Facsimile:	(401) 770-5415
E-Mail Address: dasgarro@cvs.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: Louis Goldberg
Facsimile: 212-701-5539
E-Mail Address: louis.goldberg@davispolk.com

(b)           if to the Shareholder:  to the Shareholder and its counsel at their respective addresses and facsimile numbers set forth on Schedule 1 hereto.

All such notices or communications shall be deemed to have been delivered and received:  (a) if delivered in person, on the day of such delivery, (b) if by facsimile or electronic mail, on the day on which such facsimile or electronic mail was sent; provided, that receipt is personally confirmed by telephone, (c) if by certified or registered mail (return receipt requested), on the seventh (7th) Business Day after the mailing thereof or (d) if by reputable overnight delivery service, on the second (2nd) Business Day after the sending thereof.

5.5.           Interpretation.  Unless the express context otherwise requires:

(a)           the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)           terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)           references herein to a specific Section, Subsection, Recital or Schedule  shall refer, respectively, to Sections, Subsections, Recitals or Schedules of this Agreement;

(d)           wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(e)           references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 5.5 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(f)           references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(g)           with respect to the determination of any period of time, (i) the word “from” means “from and including” and the words “to” and “until” each means “to but excluding” and (ii) time is of the essence;

(h)           the word “or” shall be disjunctive but not exclusive;

(i)           references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

(j)           references herein to any Contract mean such Contract as amended, supplemented or modified (including by any waiver) in accordance with the terms thereof;

(k)           the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement; and

(l)           if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

5.6.           Counterparts; Effectiveness.  This Agreement may be executed in any number of counterparts, as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.  Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement. This Agreement shall become effective when, and only when, each party hereto shall have received a counterpart signed by all of the other parties hereto.

5.7.           Entire Agreement.  This Agreement and, to the extent referenced herein, the Merger Agreement and the Split-Off Agreements, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, contain all of the terms, conditions and representations and warranties agreed to by the parties relating to the subject matter of this Agreement and supersede all prior or contemporaneous agreements, negotiations, correspondence, undertakings, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.

5.8.           Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement shall be governed by, and construed in accordance with, the Law of the State of New York, without regard to conflict of laws principles thereof.

(b)           Each party to this Agreement (a) irrevocably and unconditionally submits to the personal jurisdiction of the federal courts of the United States District Court for the Southern District of New York or any New York State Court sitting in New York City, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in such courts, (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (e) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than the aforesaid courts.  The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 5.4 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.8(C).

5.9.           Amendment; Waiver.  This Agreement may not be amended except by an instrument in writing signed by Parent and the Shareholder.  Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the other party.

5.10.           Remedies.

(a)           The parties to this Agreement agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the Southern District of New York or any New York State Court sitting in New York City, this being in addition to any other remedy at law or in equity, and the parties to this Agreement hereby waive any requirement for the posting of any bond or similar collateral in connection therewith.  The parties agree that they shall not object to the granting of injunctive or other equitable relief on the basis that there exists adequate remedy at Law.

(b)           Any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity.  The exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy.

5.11.           Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement.  If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

5.12.           Successors and Assigns; Third Party Beneficiaries.  Except in connection with a Permitted Transfer, no party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights or liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion.  Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

5.13.           Rules of Construction.  The parties have participated jointly in negotiating and drafting this Agreement.  If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

5.14.           Shareholder Capacity.  Notwithstanding anything contained in this Agreement to the contrary, the representations, warranties, covenants and agreements made herein by the Shareholder are made solely with respect to the Shareholder and the Covered Shares.  The Shareholder is entering into this Agreement solely in its capacity as the Beneficial Owner of such Covered Shares and nothing herein shall limit or affect any actions taken by any officer or director of the Company (or a Subsidiary of the Company) solely in his or her capacity as a director or officer of the Company (or a Subsidiary of the Company), including, without limitation, participating in his or her capacity as a director of the Company in any discussions or negotiations in accordance with Section 5.4 of the Merger Agreement.  For the avoidance of doubt, the obligations of the Shareholder under this Agreement are several and not joint with the obligations of any other shareholder who is a party to the Other Voting Agreements, and the Shareholder shall not be responsible in any way for the performance of any obligations, or the actions or omissions, of any other shareholder under the Other Voting Agreements.  Nothing contained herein, and no action taken by the Shareholder pursuant hereto, shall be deemed to constitute the parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement or the Other Voting Agreements.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

CVS CAREMARK CORPORATION
By:	/s/ David M. Denton
Name: David M. Denton
Title: Executive Vice President and Chief Financial Officer

/s/ Richard Barasch
Richard Barasch

Schedule 1

SHAREHOLDER INFORMATION

Name and Contact Information	Shares of Common Stock	Shares of Preferred Stock
Richard A. Barasch	2,421,901	0
c/o Universal American Corp. 6 International Drive Rye Brook, New York 10573-1068 Attention: Tony Wolk Facsimile: (914) 934-2949